As filed with the Securities and Exchange Commission on February 1, 2016
Registration No. 333-194832

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 11 to Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mapi - Pharma Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

Mapi - Pharma Ltd.
16 Einstein St. P.O. Box 4113
Ness Ziona 74140
+972 (73) 712-1213
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar, Adv.	Rick A. Werner, Esq.	David S. Rosenthal, Esq.	Oded Har-Even, Adv.
Gross, Kleinhendler,	Haynes and Boone, LLP	Dechert LLP	Shy S. Baranov, Adv.
Hodak, Halevy,	30 Rockefeller Plaza,	1095 Avenue of the Americas	Zysman, Aharoni, Gayer & Co.
Greenberg & Co.	26th Floor	New York, New York 10036	41-45 Rothschild Blvd., Beit Zion
One Azrieli Center	New York, New York 10112	Tel: (212) 698-3500	Tel Aviv 6578401, Israel
Tel Aviv 67021, Israel	Tel: (212) 659-7300		Tel: +972 (3) 795-5555
Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is filed solely to file the exhibits indicated in Item 8 of Part II. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 6, 7 or 9 of Part II of the Registration Statement.

Part II

Information Not Required in Prospectus

Item 6.	Indemnification of Office Holders (including Directors).

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent.

•
Any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 50% of our shareholders’ equity pursuant to our audited financial statements for the year preceding the year in which the event in connection of which indemnification is sought occurred, and (2) $20 million (as may be increased from time to time by shareholders approval). Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

On April 25, 2014, our board of directors approved the issuance to certain of our employees and officers options under our 2014 Equity Incentive Plan to purchase an aggregate of 298,875 ordinary shares, at an exercise price of $13.907 per share (adjusted to reflect issuance of bonus shares and a subsequent reverse share split).

These options were issued in reliance on the exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, provided by Section 4(a)(2), Regulation S and Rule 701 under the Securities Act. Each recipient of these options was not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the option grant and received the option grant pursuant to benefit plans and contracts relating to compensation.

The bonus shares were issued in reliance on the exemption from registration under the Securities Act, provided by Section 4(a)(2) and Regulation S under the Securities Act. Each recipient of these bonus shares was not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the issuance.

On May 26, 2015, we issued an aggregate of 1,669,447 of our Series A preferred shares and warrants to purchase an aggregate of 1,669,447 Series A preferred shares, for an aggregate purchase price of US$10,000,000, pursuant to a Securities Purchase Agreement, dated as of May 7, 2015, as amended on August 17, 2015 and October 22, 2015, or the 2015 SPA, we entered into with certain investors, including our chief executive officer and chairman of our board of directors, Mr. Ehud Marom. The Series A preferred shares were issued at an original price per share of $5.99. The warrants were issued with an exercise price of $7.18 per Series A preferred share and are exercisable until (i) the fourth anniversary of the 2015 SPA closing, or (ii) an exit event. On January 1, 2016, pursuant to a trigger event included in the 2015 SPA, we issued an additional 224,492 Preferred A Shares and warrants to purchase an aggregate of 224,492 Preferred A Shares for no consideration. In addition, the exercise price of the warrants was reduced to $6.34 per Series A preferred share.

The securities were issued in reliance on the exemption from registration under the Securities Act, provided by Section 4(a)(2) of the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Articles of Association of the Registrant*
3.2	Form of Amended and Restated Articles of Association of the Registrant to become effective upon closing of this offering*
4.1	Form of specimen share certificate**
5.1	Form of Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)*
10.1	Agreement between the Israeli Land Authority and Registrant, dated September 13, 2012, relating to Registrant’s facility at Neot Hovav∞*
10.2	2014 Equity Incentive Plan*
10.3	Form of Indemnification Agreement*
10.4	Securities Purchase Agreement, dated May 26, 2015*
10.5	Investors’ Rights Agreement, dated May 26, 2015*
10.6	License and Collaboration Agreement between Stem Cell Medicines Ltd. and the Registrant, dated April 16, 2015*
10.7	Strategic Cooperation Agreement between Zhejiang Jingxin Pharmaceutical Co. Ltd. and the Registrant*
10.8	Subscription Agreement between Zhejiang Jingxin Pharmaceutical Co. Ltd. and the Registrant, dated January 31, 2016**
10.9	Escrow Agreement between Zhejiang Jingxin Pharmaceutical Co. Ltd., Meitav Dash Trusts Ltd. and the Registrant, dated January 31, 2016**
21.1	List of subsidiaries of the Registrant*
23.1	Consent of Somekh Chaikin, Member Firm of KPMG International*
23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)*
99.1	Consent of director nominee*
99.2	Consent of director nominee*
99.3	Consent of director nominee*
99.4	Consent of director nominee*
99.5	Consent of director nominee*
99.6	Consent of director nominee*
99.7	Registrant’s Waiver Request and Representation under Item 8.A.4.*

*	Previously filed.
**	Filed herewith.
∞	English summary of original Hebrew document.

Item 9.	Undertakings.

a.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on February 1, 2016.

MAPI - PHARMA LTD.

By:	/s/ Ehud Marom
Name: Ehud Marom
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ehud Marom
Ehud Marom	Chief Executive Officer	February 1, 2016
and Chairman of the Board of Directors
(Principal Executive Officer)
/s/ Roy Cohen
Roy Cohen	Chief Financial Officer	February 1, 2016
(Principal Financial Officer and
Principal Accounting Officer)
*
Itamar Borowitz	Director	*

*/s/ Ehud Marom
Ehud Marom Attorney-in-fact		February 1, 2016

Signature of authorized representative in the United States

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 1st day of February, 2016.

By:	Puglisi & Associates
Authorized U.S. Representative

	By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director